EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald (Public Relations) Mylan Laboratories Inc. 724.514.1800

Kris King (Investor Relations) Mylan Laboratories Inc. 724.514.1800
Mylan Reports Second Quarter and First Half Fiscal 2006 Financial Results
— Company on Pace With Fiscal 2006 Adjusted Earnings Guidance —
PITTSBURGH, PA — October 27, 2005 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the second quarter ended September 30, 2005. The Company reported adjusted earnings per diluted share of $0.22 and GAAP earnings per diluted share of $0.16. For the six months ended September 30, 2005, the Company reported adjusted earnings per diluted share of $0.48 and GAAP earnings per diluted share of $0.31. Mylan today reaffirmed its fiscal 2006 adjusted diluted EPS guidance of $0.92 to $1.15, and its GAAP diluted EPS guidance of $0.73 to $0.96. The Company’s fiscal 2007 guidance of $1.20 to $1.74 also remains unchanged.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are pleased with the announcements we’ve made today, and are on pace to meet our previously announced earnings guidance. As we’ve stated before, we view 2006 as a transformational year, with the closing of Mylan Bertek and the planned outlicensing of nebivolol. We are also very excited about our recent lower court victory on oxybutynin, our final approval on amlodipine and our continued position with fentanyl as the only FDA-approved AB rated generic alternative to Duragesic.”
In the first quarter of fiscal 2006, Mylan began providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Adjusted earnings per diluted share does not include the following items: (1) certain ongoing research and development and marketing costs related to nebivolol (the Company’s next-generation beta blocker) that will be incurred until an out-licensing agreement relating to such product is signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan announced in the first quarter that it was closing, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for the three and six months ended September 30, 2005, and adjusted diluted EPS guidance to GAAP diluted EPS guidance appears below.
Net revenues for the second quarter were $298.0 million compared to $307.0 million in the same prior year period. Net earnings for the three-month period ended September 30, 2005, were $35.8 million compared to $48.7 million for the three months ended September 30, 2004. Earnings per diluted share were $0.18 in the comparable prior year period.

For the first six months of fiscal 2006, net revenues were $621.4 million compared to $646.0 million for the first six months of the prior fiscal year. Net earnings for the year to date period were $78.7 million compared to $130.7 million in the same prior year period. In the prior year, earnings per diluted share for the first six months were $0.48, which includes net gains of approximately $0.06 from the settlement of other litigation.
Financial Summary
Net revenues for the second quarter of fiscal 2006 decreased by 3% or $9.0 million to $298.0 million from $307.0 million in the same prior year period. This decrease was the result of overall unfavorable pricing, primarily the result of increased competition, partially offset by revenue from new products. Products launched subsequent to October 1, 2004, contributed net revenues of $34.0 million during the second quarter, substantially all of which is due to the Company’s launch of its fentanyl transdermal system in January 2005.
Gross profit for the second quarter of fiscal 2006 decreased by 8% or $12.0 million to $143.2 million from $155.3 million in the same prior year period. Operating income was $58.0 million for the three months ended September 30, 2005, a decrease of $15.5 million from the same prior year period. Lower gross profit and increased research and development (“R&D”) expense, primarily due to an increase in ongoing studies including those with respect to nebivolol, were responsible for the decrease in operating income.
The second quarter results include a restructuring charge of approximately $9.4 million related to the closure of Mylan Bertek, of which $8.6 million is recorded in selling, general and administrative (“SG&A”) expenses, and the remainder in R&D. Partially offsetting these cost increases were savings realized from the closure of Mylan Bertek, primarily payroll and payroll related costs.
For the six months ended September 30, 2005, net revenues decreased by 4% or $24.6 million to $621.4 million from $646.0 million in the comparable prior year period. This decrease is the result of overall unfavorable pricing, partially offset by favorable product mix and revenue from new products. New products contributed net revenues of $88.1 million in the current fiscal year, substantially all of which is due to fentanyl.
Gross profit for the six months ended September 30, 2005, decreased by 7% or $23.9 million to $311.1 million from $335.0 million in the same prior year period. Despite the difficult pricing environment, gross margins remained relatively stable at 50.1% for the current year to date period compared to 51.9% in the prior year.
Operating income was $117.5 million for the six months ended September 30, 2005, a decrease of $82.5 million from the same prior year period. SG&A expenses increased primarily due to the restructuring, while R&D expense increased as a result of an increase in ongoing studies, including those with respect to nebivolol. In addition to the increased operating expenses, operating income decreased as a result of lower gross profit and the negative impact of litigation in the current year compared to the prior year. In the prior year, $26.0 million of net gains on legal settlements were recorded. The current year includes a charge of approximately $12.0 million to accrue for a contingent legal liability with respect to the lorazepam and clorazepate litigation.

The first six months of fiscal 2006 included restructuring charges of approximately $19.6 million related to the closure of Mylan Bertek, of which $18.6 million is recorded in SG&A. This charge consists primarily of severance and related costs, mostly associated with the Mylan Bertek sales force, as well as lease termination costs and sample inventory write-offs.
During the second quarter, Mylan completed a modified “Dutch Auction” self tender in which it accepted for payment an aggregate of 51,282,051 shares of its common stock for an aggregate purchase price of approximately $1.0 billion. Additionally, as part of a previously announced follow-on repurchase program for up to an additional $250.0 million, the Company repurchased approximately 4.3 million shares of its stock during the quarter for an aggregate purchase price of approximately $78.4 million. These transactions were financed in part with proceeds from the sale of 5 3/4% Senior Notes due 2010 ($150 million aggregate principal amount) and 6 3/8% Senior Notes due 2015 ($350 million aggregate principal amount), as well as a $500 million senior secured credit facility. Included as part of the senior secured credit facility is a revolving line of credit in the amount of $225.0 million, against which no borrowings have been made. During the three and six months ended September 30, 2005, $8.9 million was recognized as interest expense on these outstanding borrowings.
Other income for the second quarter and first six months of fiscal 2006 was $4.3 million and $9.9 million, which consists primarily of interest income.
Non-GAAP Financial Measures
Prior to the first quarter of fiscal 2006, Mylan had not disclosed non-GAAP financial measures when providing financial results. However, due primarily to the recent restructuring and the planned outlicensing of the Company’s nebivolol product (both of which were announced by Mylan on June 14, 2005), Mylan now believes that an evaluation of its ongoing operations (and comparisons of its current operations with future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance, because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
Below is a reconciliation of Adjusted diluted EPS to GAAP diluted EPS:

	Three months ended	Six months ended
	September 30, 2005	September 30, 2005
Adjusted diluted EPS	$0.22	$0.48
Mylan Bertek and nebivolol expenses	(0.03)	(0.09)
Restructuring charges and other non-recurring expenses	(0.03)	(0.05)
Contingent legal liability	—	(0.03)

GAAP diluted EPS	$0.16	$0.31

Below is a reconciliation of Adjusted diluted EPS Guidance to GAAP diluted EPS Guidance:(1)

	Fiscal 2006
	Low	High
Adjusted diluted EPS	$0.92	$1.15
Mylan Bertek and nebivolol expenses	(0.11)	(0.11)
Restructuring charges and other non-recurring expenses	(0.05)	(0.05)
Contingent legal liability	(0.03)	(0.03)

GAAP diluted EPS	$0.73	$0.96

(1)	Fiscal 2007 guidance excludes any potential impact for stock-based compensation expenses upon adoption of SFAS No. 123(R), Share-Based Payment. Management is currently assessing the impact that adoption of SFAS No. 123(R) will have on the Company’s consolidated financial statements.
Conference Call and Live Webcast
Mylan will host a conference call and live webcast to discuss its second quarter 2005 financial results on Thursday, October 27, 2005, at 5:00 PM ET. The dial-in number to access this call is (877) 704-5382 or (913) 312-1296 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 1245415. The replay will be available from approximately 12:00 PM ET on October 28, 2005 through 12:00 PM ET on November 3, 2005. To access the live webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the Webcast will be available on www.mylan.com until November 3, 2005.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s fiscal 2006 and 2007 earnings guidance, its pending litigation, and recent developments on both the regulatory and judicial fronts. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and uncertainties and matters beyond the control of management. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2005, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Quarterly Report on Form 10-Q is filed with the SEC, could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories, Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Appendix A
Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Net revenues	$297,994	$306,955	$621,372	$645,967
Cost of sales	154,763	151,702	310,307	310,961

Gross profit	143,231	155,253	311,065	335,006

Operating expenses:
Research and development	28,159	22,042	53,245	43,537
Selling, general and administrative	57,089	59,688	128,271	117,434
Litigation, net	—	—	12,000	(25,985)

Total operating expenses	85,248	81,730	193,516	134,986

Earnings from operations	57,983	73,523	117,549	200,020

Interest expense	8,942	—	8,942	—
Other income, net	4,347	1,910	9,903	2,596

Earnings before income taxes	53,388	75,433	118,510	202,616
Provision for income taxes	17,618	26,779	39,825	71,929

Net earnings	$35,770	$48,654	$78,685	$130,687

Earnings per common share:
Basic	$0.16	$0.18	$0.32	$0.49

Diluted	$0.16	$0.18	$0.31	$0.48

Weighted average common shares:
Basic	225,042	268,945	247,244	268,749

Diluted	229,259	272,930	251,261	274,170

Appendix B
Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2005	March 31, 2005

Assets:
Current assets:
Cash and cash equivalents	$182,091	$137,733
Marketable securities	449,422	670,348
Accounts receivable, net	239,049	297,334
Inventories	255,413	286,267
Other current assets	140,689	136,770

Total current assets	1,266,664	1,528,452
Non-current assets	647,399	607,221

Total assets	$1,914,063	$2,135,673

Liabilities:
Current liabilities	$269,256	$245,507
Non-current liabilities	814,146	44,230

Total liabilities	1,083,402	289,737
Total shareholders’ equity	830,661	1,845,936

Total liabilities and shareholders’ equity	$1,914,063	$2,135,673